Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LASALLE HOTEL PROPERTIES REPORTS SECOND QUARTER RESULTS

FFO per Share Increases 12.6 Percent

BETHESDA, MD, July 23, 2008 — LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $20.5 million, or $0.51 per diluted share for the second quarter ended June 30, 2008, compared to net income of $19.4 million, or $0.48 per diluted share for the same prior year period.

For the second quarter ended June 30, 2008, the Company generated funds from operations (“FFO”) of $47.4 million versus $42.3 million for the same period of 2007, an increase of 12.1 percent. On a per diluted share basis, FFO for the second quarter 2008 rose to $1.18 from $1.05 a year ago, an increase of 12.6 percent. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter increased 8.4 percent to $70.5 million from $65.0 million for the same period of 2007.

Room revenue per available room (“RevPAR”) increased 5.3 percent for the second quarter to $174.38 versus the previous year. Average daily rate (“ADR”) increased 2.6 percent to $214.38 compared to the second quarter of 2007, while occupancy increased 2.6 percent to 81.3 percent. The Company’s RevPAR outperformance compared to the overall lodging industry was primarily attributable to the performance of hotels that benefited from the Company’s numerous recently completed redevelopments, repositionings and renovation projects.

The Company’s hotels generated $73.1 million of EBITDA (“Hotel EBITDA”) in the second quarter compared with $68.0 million last year. Hotel EBITDA margins across the Company’s portfolio increased 69 basis points from the prior year period. The increase in portfolio-wide hotel EBITDA margins was primarily attributable to a 5.5 percent increase in portfolio-wide hotel revenues while limiting expense increases to 4.3 percent from the prior year.

“The solid performance of our recently renovated and repositioned hotels drove favorable results for the Company and significant outperformance as compared to the industry in the quarter,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “With our major renovations and repositionings materially complete and now ramping up, we anticipate that our portfolio will fare better than the industry on a RevPAR basis for the remainder of 2008, as it did in the second quarter. We also continue to aggressively asset manage our properties, working closely with our managers to operate more efficiently during this difficult economic environment.”

As of the end of the second quarter 2008, the Company had total outstanding debt of $965.5 million. The Company’s $450.0 million credit facility had an outstanding balance of $169.0 million as of June 30, 2008. Trailing 12 month Corporate EBITDA (as defined in the Company’s senior unsecured credit facility) to interest coverage ratio was 4.3 times. Including the impact of adding back $0.7 million of capitalized interest to interest expense, the weighted average interest rate of the Company’s debt was 5.1 percent in the quarter. As of June 30, 2008, total debt to trailing 12 month Corporate EBITDA equaled 4.5 times.

“We have no debt maturities for the remainder of 2008, significant capacity available on our $450.0 million credit facility and 18 of our 31 hotels are unencumbered by debt,” stated Hans Weger, the Company’s Chief Financial Officer. “We continue to be committed to maintaining a strong balance sheet during these uncertain times.”

For the six months ended June 30, 2008, net income to common shareholders decreased to $5.7 million from $35.0 million for the prior year period. Net income for the six months ended June 30, 2007 included a $30.3 million gain on sale of the LaGuardia Marriott and the negative impact from the $3.9 million non-cash write-off of the initial issuance costs of the Series A Preferred Shares due to their redemption in March 2007. For the six months ended June 30, 2008, FFO increased to $57.2 million, or $1.43 per diluted share, from $49.9 million, or $1.24 per diluted share for the prior year period. FFO for 2007 included the negative impact from the $3.9 million related to the issuance costs of the Series A Preferred Shares. EBITDA for the six months ended June 30, 2008 decreased to $95.0 million from $123.8 million for the prior year period. EBITDA for 2007 included the $30.3 million gain on sale of the LaGuardia Marriott.

RevPAR increased 2.6 percent for the six months ended June 30, 2008 to $146.42 versus the prior year period. The growth in RevPAR was almost entirely due to ADR growth of 2.3 percent to $200.58. Occupancy rose 0.3 percent to a healthy 73.0 percent for the six months ended June 30, 2008.

For the six months ended June 30, 2008, the Company’s hotels generated $101.0 million of Hotel EBITDA compared with $99.6 million for the same period last year. Hotel EBITDA margins across the Company’s portfolio decreased 29 basis points from the prior year period. The decrease in portfolio-wide hotel EBITDA margins was primarily attributable to increases in wages and benefits, sales and marketing expenses and a 14.9 percent increase in property taxes over the first half of 2007.

Second Quarter Highlights

On April 15, 2008, the Company announced its monthly dividend of $0.17 per share of its common shares of beneficial interest for each of the three months of April, May and June 2008. The April dividend was paid on May 15, 2008 to common shareholders of record on April 30, 2008; the May dividend was paid on June 13, 2008 to common shareholders of record on May 30, 2008; and the June dividend was paid on July 15, 2008 to common shareholders of record on June 30, 2008.

On April 17, 2008, the Company and LaSalle Investment Management announced a joint venture to seek domestic hotel investments in high barrier-to-entry urban and resort markets in the U.S. The two companies plan to invest up to an aggregate of $250 million of equity in the joint venture. This would result in investments of up to $700 million when combined with targeted leverage. LaSalle Hotel Properties will own 15 percent of the joint venture and have the opportunity to earn a greater percentage of sale proceeds based upon achieving specific return thresholds on total joint venture equity investments. The Company will also receive additional income for providing acquisition, asset management, project redevelopment oversight and certain financing services.

On June 2, 2008, the Board of Trustees of LaSalle Hotel Properties adopted a succession plan with respect to its Chairman, Chief Executive Officer and President Jon E. Bortz and its Chief Operating Officer Michael D. Barnello. Pursuant to the succession plan, Mr. Bortz will retire as Chief Executive Officer as of July 1, 2010, and Mr. Barnello, who has been Chief Operating Officer since the Company’s inception, will assume the role and duties of Chief Executive Officer at that time. The succession plan includes Mr. Bortz continuing in his role as Chairman of the Board after his retirement. Effective June 2, 2008, Mr. Barnello was named President of LaSalle Hotel Properties.

Subsequent Events

On July 15, 2008, the Company announced it was increasing its monthly dividend to $0.175 per common share for each of the three months of July, August and September 2008. The July dividend will be paid on August 15, 2008 to common shareholders of record on July 31, 2008; the August dividend will be paid on September 15, 2008 to common shareholders of record on August 29, 2008; and the September dividend will be paid on October 15, 2008 to common shareholders of record on September 30, 2008.

“This represents the sixth consecutive year the Company has increased its common share dividend,” stated Mr. Weger, “demonstrating the Company’s commitment to consistent income growth for its shareholders.”

On July 21, 2008, in connection with the Company’s previously announced succession plan, the Board of Trustees increased the number of trustees constituting the full Board of Trustees to eight, and appointed Michael D. Barnello, our President and Chief Operating Officer, as a trustee effective immediately (initially to the class of trustees whose terms expire in 2009) to serve until his successor is duly elected and qualified. In addition, Julio Morales was named Chief Accounting Officer effective immediately. Mr. Morales, 47, has been with the Company since June 2000 and has acted as Controller of the Company since that time. Mr. Morales will continue to have responsibility for the day-to-day accounting functions of the Company and will continue to report to Hans S. Weger, the Company’s Executive Vice President and Chief Financial Officer.

2008 Outlook

Due to worsening economic and lodging fundamentals, the Company is reducing its industry and Company outlook. Assuming no major geopolitical events that might negatively impact the economy or the travel business, our revised outlook for 2008 is as follows:

	Current	Previous	Change
Industry RevPAR Growth	(2.0)% – 0.0%	0.0% – 3.0%	(2.0)% – (3.0)%
Company RevPAR Growth	0.0% – 2.0%	2.0% – 5.0%	(2.0)% – (3.0)%
Net Income/Diluted Share	$0.40 – $0.54	$0.64 – $0.89	($0.24) – ($0.35)
FFO/Diluted Share	$3.02 – $3.16	$3.16 – $3.41	($0.14) – ($0.25)
EBITDA (millions)	$199.8 – $205.4	$205.9 – $217.1	($6.1) – ($11.7)

The 2008 full year outlook is based on the following major assumptions:

	Current	Previous	Change
Portfolio Hotel EBITDA Margins	(100bps) – (50bps)	(50bps) – 50bps	(50bps) – (100bps)
Corporate General & Administrative Expense (millions)	$17.4 – $17.7	$15.6 – $15.9	$1.8 – $1.8
Non-Cash Income Tax Expense (millions)	$0.5 – $1.6	$0.5 – $1.6	$0.0 – $0.0
Weighted Average Outstanding Debt (millions)	$965.0 – $975.0	$900.0 – $910.0	$65.0 – $65.0
Interest Expense (millions)	$48.7 – $49.0	$49.3 – $49.6	($0.6) – ($0.6)
Weighted Average Fully Diluted Shares & Units (millions)	40.1	40.3	(0.2)

The outlook for the second half of 2008 is as follows:

3rd Quarter
	Current	Previous	Change
RevPAR Growth	(1.5)% –1.5%	Not Provided	N/A
FFO/Diluted Share	$0.97 – $1.05	$1.13 – $1.20	($0.16) – ($0.15)
EBITDA (millions)	$59.6 – $63.2	$67.2 – $70.4	($7.6) – ($7.2)

4th Quarter
	Current	Previous	Change
RevPAR Growth	(2.0)% – 2.0%	Not Provided	N/A
FFO/Diluted Share	$0.62 – $0.68	$0.67 – $0.73	($0.05) – ($0.05)
EBITDA (millions)	$45.2 – $47.2	$46.0 – $49.0	($0.8) – ($1.8)

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale and luxury full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts

Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the economy, industry fundamentals, the Company’s CEO succession plan, the effects of the Company’s renovation and repositioning strategy, performance improvements, general and administrative expenses, interest expense, tax expense, shares and units, EBITDA, FFO, and Net Income. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – (301) 941-1500

For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenues:
Hotel operating revenues:
Room revenue	$127,203	$114,944	$207,701	$195,659
Food and beverage revenue	52,222	48,372	84,762	83,526
Other operating department revenue	14,318	13,017	23,889	22,355

Total hotel operating revenues	193,743	176,333	316,352	301,540
Participating lease revenue	5,057	7,143	10,564	12,660
Other income	2,496	1,240	4,040	2,438

Total revenues	201,296	184,716	330,956	316,638

Expenses:
Hotel operating expenses:
Room	27,361	24,054	48,848	44,895
Food and beverage	33,530	31,050	58,216	57,199
Other direct	6,640	6,316	11,328	11,143
Other indirect	46,575	44,336	86,086	82,797

Total hotel operating expenses	114,106	105,756	204,478	196,034
Depreciation and amortization	26,819	22,945	51,560	45,085
Real estate taxes, personal property taxes and insurance	9,865	8,299	18,666	16,445
Ground rent	1,997	1,728	3,545	3,169
General and administrative	4,170	3,488	7,828	7,398
Other expenses	682	658	1,504	1,233

Total operating expenses	157,639	142,874	287,581	269,364

Operating income	43,657	41,842	43,375	47,274
Interest income	26	199	109	1,023
Interest expense	(12,362)	(11,868)	(23,831)	(23,311)

Income before income tax benefit, minority interest and discontinued operations	31,321	30,173	19,653	24,986
Income tax (expense) benefit	(3,738)	(3,632)	117	(251)
Minority interest in loss of consolidated entities	4	—	5	—
Minority interest of common units in Operating Partnership	(72)	(69)	(53)	(143)
Minority interest of preferred units in Operating Partnership	(1,346)	(1,531)	(2,759)	(3,057)
Equity in earnings of joint venture	—	27	—	27

Income from continuing operations	26,169	24,968	16,963	21,562

Discontinued operations:
Income from operations of property disposed of, including gain on sale	—	16	—	30,341
Minority interest, net of tax	—	—	—	(1)
Income tax benefit	—	—	—	73

Net income from discontinued operations	—	16	—	30,413

Net income	26,169	24,984	16,963	51,975
Distributions to preferred shareholders	(5,624)	(5,624)	(11,248)	(13,095)
Issuance costs of redeemed preferred shares	—	—	—	(3,868)

Net income applicable to common shareholders	$20,545	$19,360	$5,715	$35,012

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations - Continued

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Earnings per Common Share - Basic:
Net income applicable to common shareholders before discontinued operations and after dividends on unvested restricted shares	$0.51	$0.48	$0.14	$0.11
Discontinued operations	—	—	—	0.76

Net income applicable to common shareholders after dividends on unvested restricted shares	$0.51	$0.48	$0.14	$0.87

Earnings per Common Share - Diluted:
Net income applicable to common shareholders before discontinued operations	$0.51	$0.48	$0.14	$0.11
Discontinued operations	—	—	—	0.76

Net income applicable to common shareholders	$0.51	$0.48	$0.14	$0.87

Weighted average number of common shares outstanding:
Basic	39,919,144	39,854,720	39,919,144	39,849,367
Diluted	39,978,272	40,133,572	39,994,301	40,132,087

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Funds From Operations (FFO):
Net income applicable to common shareholders	$20,545	$19,360	$5,715	$35,012
Depreciation	26,595	22,722	51,163	44,738
Amortization of deferred lease costs	181	122	304	246
Minority interest:
Minority interest in consolidated entities	(4)	—	(5)	—
Minority interest of common units in Operating Partnership	72	69	53	143
Minority interest in discontinued operations	—	—	—	1
Less: Net gain on sale of property disposed of	—	(16)	—	(30,278)

FFO	$47,389	$42,257	$57,230	$49,862

Weighted average number of common shares and units outstanding
Basic	40,022,674	39,958,250	40,022,674	39,952,897
Diluted	40,081,802	40,237,102	40,097,831	40,235,617

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$20,545	$19,360	$5,715	$35,012
Interest expense	12,362	11,868	23,831	23,311
Income tax expense (benefit):
Income tax expense (benefit)	3,738	3,632	(117)	251
Income tax (benefit) from discontinued operations	—	—	—	(73)
Depreciation and amortization	26,819	22,945	51,560	45,136
Minority interest:
Minority interest in consolidated entities	(4)	—	(5)	—
Minority interest of common units in Operating Partnership	72	69	53	143
Minority interest of preferred units in Operating Partnership	1,346	1,531	2,759	3,057
Minority interest in discontinued operations	—	—	—	1
Distributions to preferred shareholders	5,624	5,624	11,248	16,963

EBITDA	$70,502	$65,029	$95,044	$123,801

Corporate expense	5,340	4,524	10,251	9,389
Interest and other income	(2,522)	(1,466)	(4,149)	(3,488)
Participating lease adjustments (net)	538	400	431	458
Hotel level adjustments (net)	(779)	(476)	(554)	(135)
Income from operations of property disposed of, including gain on sale	—	(16)	—	(30,392)

Hotel EBITDA	$73,079	$67,995	$101,023	$99,633

Notes:

With respect to Hotel EBITDA, the Company believes that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to unconsolidated entities, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of management in running our business on a property-level basis.

Hotel EBITDA includes the operating data for all properties leased to LHL and to third parties for the three and six months ended June 30, 2008 and 2007 excluding the Donovan House. Chaminade Resort is excluded from January (closed for renovations) in the six months ended June 30, 2008 and 2007.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(Dollars in thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
Revenues
Room	$131,363	$124,727	$219,844	$213,214
Food and beverage	55,190	51,914	91,325	90,780
Other	14,218	13,752	24,189	23,575

Total hotel revenues	200,771	190,393	335,358	327,569

Expenses
Room	27,527	25,715	50,663	47,861
Food and beverage	34,887	32,864	61,669	60,940
Other direct	6,725	6,656	11,710	11,748
General and administrative	14,128	13,377	27,354	25,424
Sales and marketing	12,865	12,667	24,565	23,675
Management fees	7,458	7,731	11,333	11,964
Property operations and maintenance	6,542	6,829	12,890	13,288
Energy and utilities	5,670	5,755	11,532	12,018
Property taxes	8,511	7,239	16,212	14,108
Other fixed expenses	3,379	3,565	6,407	6,910

Total hotel expenses	127,692	122,398	234,335	227,936

Hotel EBITDA	$73,079	$67,995	$101,023	$99,633

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of June 30, 2008, excluding the Donovan House. Chaminade Resort is excluded from January (closed for renovations).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
TOTAL PORTFOLIO
Occupancy	81.3%	79.3%	73.0%	72.8%
Increase/(Decrease)	2.6%		0.3%
ADR	$214.38	$208.99	$200.58	$196.07
Increase/(Decrease)	2.6%		2.3%
REVPAR	$174.38	$165.63	$146.42	$142.71
Increase/(Decrease)	5.3%		2.6%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of June 30, 2008, excluding the Donovan House. Chaminade Resort is excluded from January (closed for renovations).

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

Prior Year Operating Data

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Occupancy	66.2%	79.3%	80.9%	69.6%	74.0%
ADR	$180.35	$208.99	$206.36	$203.84	$200.75
REVPAR	$119.42	$165.63	$167.00	$141.83	$148.61

Note:

This schedule includes historical operating data for the owned hotels open and operating as of December 31, 2007 (excludes the Donovan House for the full year and Chaminade Resort for January & December, as these properties were closed for renovations).